EXHIBIT 1.01

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”), made and entered into as of this 9 th day of June, 2005, by and between AngelCiti Entertainment, Inc., a Nevada corporation (“Angel”), VT Enterprises, Inc. (“VT”) a Turks and Caicos corporation and Carib Gaming, a Turks & Caicos corporation (hereinafter “CARIB” and collectively with VT and ANGEL, the “Parties”).

WHEREAS, ANGEL, is a company actively engaged in the licensing of online gaming software through its wholly owned subsidiary Worldwide Management, SA, a Costa Rica corporation and is publicly traded on the OTCBB under the ticker symbol AGCI; and

WHEREAS, CARIB is a profitable land-based gaming operator, licensed and operating in the Turks and Caicos Islands; and

WHEREAS, the Carib and Angel have entered into that certain Joint Venture Agreement dated on or about January 15, 2005; and

WHEREAS, the Parties desire to terminate the Joint Venture Agreement and replace it in its entirety with this Acquisition Agreement.

NOW THEREFORE, for due and valid consideration, the amount and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

The Joint Venture Agreement is hereby terminated.

2.

Angel will purchase 75% of the outstanding stock in Carib from VT for $4.65 million.

3.

Angel will pay $100,000 for Carib as of this date and will execute a Promissory Note in the amount of $520,000 at an interest rate of 10% payable monthly (a copy of which Promissory Note is attached hereto) to acquire a 10% stake in Carib from VT.

4.

Angel agrees to purchase the remaining 65% interest in Carib from JT and RO on or before November 15, 2005.

5.

Angel will additionally have an option to purchase the remaining 25% of Carib from VT for $1.705 million on or before September 1, 2006.

6.

If AngelCiti is unable to close on the purchase of the remaining 65% of Carib on or before November 15, 2005, then VT shall have the right to re-purchase the 10% of Carib purchased by Angel for $575,000.

7.

VT and Carib’s management team will stay on to manage Carib for a period of at least 12 months and at a fee of $8,000 per month, plus reasonable and necessary expenses.

8.

VT and Carib’s management team will ensure that the books and records of Carib are promptly and timely provided to the accountants of AngelCiti to ensure in form and in a manner that enables Angel to timely include such information in Angel’s public reporting documentation such as 10Qs, 10Ks and 8Ks, among others, that are required to be filed by Angel as a publicly reporting company.

9.

Angel will implement a Stock Option Plan and will issue options to purchase 150,000 shares of AngelCiti stock to employees of Carib (in such amounts as directed by Carib’s management team), at a purchase price equal to 50% of the bid price of the stock on the date that AngelCiti acquires 75% of the shares of Carib.

10.

Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

11.

Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

12.

Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

13.

Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the Turks and Caicos.

14.

Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Signed, sealed and delivered in the presence of:

AngelCiti Entertainment, Inc.

a Nevada corporation

___________________________

George Gutierrez, President

Carib Gaming, Inc.

a Turks and Caicos corporation

By:___________________________

Name:

Title:

VT Enterprises, Inc.

a Turks and Caicos corporation

By:___________________________

Name:

Title: